Exhibit 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 ext. 6154 ceo@unitedbancorp.com	(740) 633-0445 ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 AM            April 21, 2016

Subject:	United Bancorp, Inc. Declares its Second Quarter Regular Cash Dividend Payment at $0.10 per Share and Reports on Annual Shareholder Meeting

MARTINS FERRY, OHIO ●●● On April 20, 2016, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.10 per share for shareholders of record on June 10, 2016 with a payment date of June 20, 2016. This payment is equal to the cash dividend paid in the first quarter of this year and is greater than the $0.09 per share paid in the second quarter of last year. This payment also represents an annualized cash dividend of $0.40, which provides a current yield to shareholders of 4.41% based on the most recent quarter-end closing price.

Scott A. Everson, President and CEO announced at the annual meeting held that date, the Shareholders of UBCP elected Directors for the following year including himself; Gary W. Glessner, CPA and Managing Member of Glessner and Associates, PLLC; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia; Terry A. McGhee, Past President and CEO, Westerman, Inc., Bremen and Richard L. Riesbeck, Chairman of the UBCP Board of Directors and President, Riesbeck Food Markets, Inc., St. Clairsville.

The following officers were appointed at the UBCP Reorganization Meeting: Scott A. Everson, President and Chief Executive Officer; Matthew F. Branstetter, Sr. Vice President – Chief Operating Officer; Randall M. Greenwood, Sr. Vice President – Chief Financial Officer & Treasurer; Elmer K. Leeper, Vice President – Chief Retail Banking Officer; Michael A. Lloyd, Vice President – Chief Information Officer; Chad S. Smith, Vice President – Chief Human Resource Officer and Lisa A. Basinger, Corporate Secretary.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $412.5 million and total shareholder’s equity of approximately $41.9 million as of March 31, 2016. Through its single bank charter with eighteen banking offices, The Citizens Savings Bank serves the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson, and Tuscarawas through its Citizens Bank Division. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.